Exhibit 23.1

J&S ASSOCIATE PLT 202206000037 (LLP0033395-LCA) & AF002380 (Registered with PCAOB and MIA) B-11-14, Megan Avenue II 12,Jalan Yap Kwan Seng, 50450, Kuala Lumpur, Malaysia	Tel: +603-4813 9469 Email : info@jns-associate.com Website : jns-associate.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Amendment No.2 to the Form F-1 of NewGenIvf Group Limited (the “Company”) of our report dated March 31, 2026 except for the number of shares in the balance sheets, statements of changes in shareholders’ equity and in Notes 1, 2, 12, 14, 20 and 23 as well as the earnings per share and weighted average shares outstanding in the statements of operations and comprehensive income (loss), which have been retrospectively adjusted for the reverse share splits effected on July 6, 2026 and September 1, 2026, as to which the report date is September 1, 2026, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2025 and December 31, 2024 respectively, and for the three years in the period ended December 31, 2025 which is included in such Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” appearing in this Registration Statement.

/s/ J&S Associate PLT
Certified Public Accountants
PCAOB Number: 6743

We have served as the Company’s auditor since 2024.

Kuala Lumpur, Malaysia

September 10, 2026